Exhibit 3.2

BY-LAW NO. 1

A by-law relating generally to

the transaction of the business

and affairs of

PCL EMPLOYEES HOLDINGS LTD.

(hereinafter referred to as the “Corporation”)

SHAREHOLDERS

1. Participation in Meeting by Telephone – A shareholder or any other person entitled to attend a meeting of shareholders may participate in the meeting by means of telephone or other communication facilities that permit all persons participating in the meeting to hear each other.

2. Procedure at Meetings of Shareholders – The chairman of any meeting of shareholders shall be the first mentioned of such of the following officers as have been appointed who is present at the meeting: Chairman of the Board, President, or a Vice-President. If no such officer is present within fifteen (15) minutes from the time fixed for holding the meeting, the persons present and entitled to vote shall choose one (1) of their number to be chairman. If the Secretary of the Corporation is absent, the chairman shall appoint some person, who need not be a shareholder, to act as secretary of the meeting.

The chairman of any meeting of the shareholders shall conduct the procedure thereat in all respects and his decision on any matters or things, including, but without in any way limiting the generality of the foregoing, any question regarding the validity or invalidity of any instruments of proxy, shall be conclusive and binding upon the shareholders.

A declaration by the chairman at any meeting that a resolution has been carried or carried unanimously or carried by any particular majority or lost or not carried by a particular majority shall be conclusive evidence of the fact.

The chairman at any meeting of the shareholders may vote as a shareholder but shall not have a second or casting vote in case of an equality of votes.

3. Scrutineers – The chairman at any meeting of shareholders may appoint one (1) or more persons (who may, but need not be shareholders, directors, officers or employees of the Corporation) to act as scrutineers at such meeting.

DIRECTORS

4. Calling Meetings – The Chairman of the Board or the President may at any time, and the Secretary of the Corporation shall, upon the request of a director, summon a meeting of the directors.

5. Notice of Meetings – Notice of meetings of the board shall be sent to each director not less than forty eight (48) hours before the time when the meeting is to be held. Each newly elected board may. without notice hold its first meeting for the purposes of organization and the election and appointment of officers immediately following the meeting of shareholders at which such board was elected, provided a quorum of directors be present.

6. Quorum for Directors Meetings – The directors may declare the quorum necessary for the transaction of business at their meetings, but until the directors determine otherwise, a majority of directors in office from time to time shall constitute a quorum.

7. Votes to Govern – At all meetings of the board every question shall be decided by a majority of the votes cast on the question; and in case of an equality of votes the chairman of the meeting shall not be entitled to a second or casting vote.

8. Participation in Meeting by Telephone – A director may participate in a meeting of directors or of a committee of directors by means of telephone or other communication facilities that permit all persons participating in the meeting to hear each other.

OFFICERS

9. Officers – The officers of the Corporation shall be the President and a Secretary. The President and Secretary shall be elected or appointed by the board at the first or any subsequent meeting of the board held after each annual meeting of shareholders. The board may also elect or appoint at any time and from time to time as officers a Chairman of the Board, one or more Vice-Presidents, one or more Assistant Secretaries, a Treasurer, one or more Assistant Treasurers, or a General Manager and such other officers as the board, from time to time, deem expedient. All officers of the Corporation shall hold office until their successors are chosen and, when necessary, qualified in their stead, subject always to removal by the board at any meeting called for that purpose. All officers shall respectively perform such duties, in addition to those specified herein, as shall, from time to time, be prescribed by the board. The same person may hold more than one office, provided, however, that the offices of President and Vice-President shall not be held by the same person. In case of the absence or inability to act of the Chairman of the Board, the President, any Vice-President, or any, other officer of the Corporation, or for any other reason that the board may deem sufficient, the board may delegate all or any of the powers of such officer to any other officer or to any director for the time being, provided that a majority of the board concur therein.

10. Chairman of the Board – A Chairman of the Board may be chosen from among the directors. He shall preside at all meetings of shareholders and at all meetings of the board and he shall have such other powers and duties as the board may determine, from time to time by resolution.

11. President – If no Chairman of the Board is appointed, or in the absence of the Chairman of the Board, the President shall preside at all meetings of the shareholders and at all meetings of the board. He shall, subject to the authority of the board, be responsible for the management of the business and affairs of the Corporation.

12. Vice-President or Vice-Presidents – The Vice-President or Vice-Presidents shall have such powers and duties as may be assigned to him or them respectively by resolution of the board. In case of absence or disability of the Chairman of the Board and the President, one of the Vice-Presidents may exercise the powers and perform the duties of the Chairman of the Board and the President and, if such Vice-President exercise any of the powers or perform any of the duties of the Chairman of the Board and the President, the absence or disability of the Chairman of the Board and the President shall be presumed.

13. Secretary and Assistant Secretaries – The Secretary shall attend to the giving and service of all notices of the Corporation and shall keep the minutes of all meetings of the shareholders and of the board and of committees of the board in a book or books to be kept for that purpose. He shall keep in safe custody the corporate seal of the Corporation.

Assistant Secretaries may perform the duties of the Secretary delegated to them, from time to time, by the board or by the Secretary.

14. Treasurer and Assistant Treasurers – The Treasurer shall have general charge of the finances of the Corporation. He shall deposit all monies and other valuable effects of the Corporation in the name and to the credit of the Corporation in such banks or other depositories as the board may from time to time designate by resolution, and shall render to the board, whenever directed by the board, an account of the financial condition of the Corporation and of all his transactions as Treasurer; and as soon as possible after the close of each financial year he shall make and submit to the board a like report for such financial year. He shall have charge and custody of and be responsible for the keeping of the books of account required to be kept pursuant to the laws governing the Corporation. He shall perform all the acts incidental to the office of Treasurer subject to the control of the board.

Assistant Treasurers may perform any of the duties of the Treasurer delegated to them, from time to time, by the board or by the Treasurer.

15. Secretary-Treasurer – Whenever the Secretary shall also be the Treasurer he may, at the option of the board, be designated the Secretary-Treasurer.

16. General Manager – The board may appoint, from time to time, a General Manager of the Corporation. He shall manage the affairs of the Corporation under the supervision of the board and shall exercise such powers as may be prescribed, from time to time, by resolution of the board, and such authority may be either general or specific.

INDEMNIFICATION

17. Indemnification of Directors and Officers – Paragraph deleted pursuant to Resolution dated January 22, 2009.

18. Indemnity of Others – Paragraph deleted pursuant to Resolution dated January 22, 2009.

19. Successful Defense – Paragraph deleted pursuant to Resolution dated January 22, 2009.

20. Right of Indemnity Not Exclusive – Paragraph deleted pursuant to Resolution dated January 22, 2009.

21. No Liability of Directors or Officers for Certain Acts, etc. – Paragraph deleted pursuant to Resolution dated January 22, 2009.

22. Surrender of Share Certificates – In the event that this by-law is adopted to become effective upon the issuance of a Certificate of Continuation of an Alberta company, then in such event, the directors are hereby authorized to require any shareholder to surrender all certificates for shares in the capital of the company owned by such shareholder for the purpose of having such certificates cancelled and replaced with a new certificate or certificates.

23. Lien of the Corporation – If the articles provide that the Corporation shall have a lien on shares registered in the name of a shareholder indebted to the Corporation, such lien may be enforced, subject to the articles and to any unanimous shareholder agreement, by the sale of the shares thereby affected or by any other action, suit, remedy or proceeding authorized or permitted by law or by equity and, pending such enforcement, the Corporation may refuse to register a transfer of the whole or any part of such shares.

24. Interpretation – In this by-law and all other by-laws of the Corporation words importing the singular number only shall include the plural and vice versa; words importing the masculine gender shall include the feminine and neuter genders; words importing persons shall include an individual, partnership, association, body corporate, executor, administrator or legal representative and any number or aggregate of persons; “articles” include the original or restated articles of incorporation, articles of amendment, articles of amalgamation, articles of continuance, articles of reorganization and articles of revival; “board” shall mean the board of directors of the Corporation; and “meeting of shareholders” shall mean and include an annual meeting of shareholders and a special general meeting of shareholders.

MADE this 19th day of June, 1984.

/s/ Robert Stollery
President

/s/ Paul M. McGovern
Secretary

BY-LAW NO. 2

OF

PCL EMPLOYEES HOLDINGS LTD.

(hereinafter referred to as the “Corporation”)

A by-law respecting the borrowing of money, the issuing of securities and the securing of liabilities by the Corporation.

BE IT ENACTED as a by-law of the Corporation as follows:

1.	The board of directors may from time to time on behalf of the Corporation, without authorization of the shareholders:

(a)	borrow money upon the credit of the Corporation;

(b)	issue, reissue, sell or pledge bonds, debentures, notes or other evidences of indebtedness or guarantee of the Corporation, whether secured or unsecured;

(c)	to the extent permitted by The Business Corporations Act, give a guarantee on behalf of the Corporation to secure performance of any present or future indebtedness, liability or obligation of any person; and

(d)	mortgage, hypothecate, pledge or otherwise create a security interest in all or any currently owned or subsequently acquired real or personal, movable or immovable, property of the Corporation including book debts, rights, powers, franchises and undertakings, to secure any such bonds, debentures, notes or other evidences of indebtedness or guarantee or any other present or future indebtedness, liability or obligation of the Corporation.

Nothing in this section limits or restricts the borrowing of money by the Corporation on bills of exchange or promissory notes made, drawn, accepted or endorsed by or on behalf of the Corporation.

2. The board may, by resolution, from time to time delegate to a committee of the board, one or more of the directors and/or one or more of the officers of the Corporation or any other person or persons as may be designated by the board all or any of the powers conferred on the board by paragraph 1 hereof to such extent and in such manner as the board may determine at the time of such delegation.

3. The powers hereby conferred are in supplement of and not in substitution for any powers possessed by the directors or officers of the Corporation independently of this by-law #2.

MADE this 19th day of June, 1984.

/s/ Robert Stollery
PRESIDENT

/s/ Paul M. McGovern
SECRETARY

PCL Employee Holdings Ltd.

(hereinafter called the “Corporation”)

BY-LAW NO. 3

INDEMNIFICATION BY-LAW

A bylaw respecting the indemnification and certain other protections of the directors and officers of the Corporation.

IT IS HEREBY ENACTED as a by-law of the Corporation as follows:

DEFINITIONS AND INTERPRETATION

1.	Definitions. In this by-law, unless the context otherwise specifies or requires:

(a)	“Act” means the Business Corporations Act (Alberta) and the regulations made thereunder, as from time to time amended, and in the case of such amendment, any reference in the by-laws shall be read as referring to the amended provisions thereof;

(b)	“Claims” means and includes all actions, claims, proceedings, judgments, costs, charges, losses, damages and Expenses;

(c)	“Corporation” means the above mentioned corporation;

(d)	“Director” means any person who has been, is currently, or is at any time in the future, appointed by the Corporation to the position of director or officer of the Corporation (and that person’s heirs and executors, administrators and successors);

(e)	“Expenses” means, subject to the applicable law, all legal fees and disbursements (on a solicitor and own client basis), accountants’ fees, private investigation fees and disbursements, retainers, court costs, transcript costs, fees of experts, fees and expenses of witnesses, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements, or expenses, reasonably incurred by or for a director or officer in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in a cause of action or proceeding, but, for greater clarity, excluding any amounts paid to settle an action or satisfy a judgement.

(f)	“Indemnified Person” means a Director or an Officer;

(g)	“Officer” means any person who has been, is currently, or is at any time in the future, appointed by the Corporation to the position of officer of the Corporation (and that person’s heirs and executors, administrators and successors);

(e)	The phrase “to the fullest extent that the Corporation is entitled to indemnify its directors and officers pursuant to the applicable law”, when used herein shall include, but not be limited to (a) the fullest extent permitted by any provision of the Act that authorizes or permits indemnification of a director or officer of the Corporation; or (b) the fullest extent authorized or permitted by any amendments to or replacements of the Act adopted after the date of the adoption of this by-law that increase the extent to which the Corporation may indemnify its directors and officers.

2.	Interpretation. In this by-law:

(a)	Gender and Number. Words importing the singular number only shall include the plural and vice versa and words importing the masculine gender shall include the feminine and neuter genders.

(b)	Headings. The headings used in this by-law are inserted for reference purposes only and are not to be considered or taken into account in construing the terms or provisions thereof or to be deemed in any way to clarify, modify or explain the effect of any such terms or provisions.

(c)	Severability. Should any clause of this by-law be illegal, void or otherwise unenforceable, the rest of this by-law shall remain in full force and effect and be binding upon the Corporation as though such clause had been severed.

INDEMNITIES TO DIRECTORS AND OTHERS

3.	Indemnity for Directors and Officers. The Corporation shall indemnify and hold harmless the Indemnified Persons, and each of them, from and against all Claims which they, or any of them, shall or may suffer, incur or sustain by reason of holding the office of director or officer of the Corporation or by reason of any act done, not done, concurred in, acquiesced in or committed in or about the execution of their duties as Directors or Officers to the fullest extent that the Corporation is entitled to indemnify its directors and officers pursuant to the applicable law.

4.

Advances of Expenses. Subject to the Act, including any provision of the Act that governs a corporation’s payment of Expenses incurred by the corporation’s directors and officers, all Expenses incurred (or to be incurred) by an Indemnified Person in relation to a Claim for which an Indemnified Person is entitled to indemnification hereunder shall be paid by the Corporation, in advance of the final disposition of the Claim, within ten (10) days after receipt of a written request from the Indemnified Person, accompanied by substantiating documentation (including copies of bills or invoices) as well as:

(a)	a certificate from the Indemnified Person that such costs meet the definition of Expenses hereunder;

(b)	a written undertaking by the Indemnified Person to repay such advance payments if: (i) the Corporation is prohibited from making such advance payment or the Indemnified Person is required to repay such advance payments pursuant to the applicable laws (including the applicable provisions of the Act); or (ii) any such advance payments do not fall within the definition of Expenses; and

(c)	a written undertaking from the Indemnified Person, that the advances for the purpose of paying Expenses shall be used to pay Expenses.

For clarity, subject to the foregoing requirements, the Expenses shall be payable by the Corporation whether or not payment of the relevant bills or invoices have yet been made by the Indemnified Person.

5.	Scope of Indemnities. The rights provided in Articles 3 and 4 apply:

(a)	whether the Claims are founded in contract, negligence or other tort, breach of duty, statutory or otherwise or other default or any other legal theory;

(b)	whether the acts or omissions of the Indemnified Person are alleged to have occurred before or after the date that this Bylaw becomes effective;

(c)	notwithstanding the fact that at the time a Claim is made, the Indemnified Person has ceased to hold office.

6.	Notice to the Corporation. In the event that a Claim is brought as against an Indemnified Person in respect of which indemnity is being sought hereunder, the Indemnified Person shall give notice of such claim to the Corporation as soon as is reasonably possible and shall provide reasonable particulars thereof and the Corporation shall have the right:

(a)	to select legal counsel to be retained to defend the Indemnified Person and to receive timely and comprehensive communications in relation thereto in order to monitor, supervise and, where desired by the Corporation, control, the defence of the Claim and the legal fees and disbursements charged by such legal counsel; and

(b)	at the Corporation’s sole expense, to participate in any negotiations with respect thereto and to dispute and contest any such claims provided that it notifies the Indemnified Person within fifteen (15) clear days of receiving such notice and provided further that such dispute is prosecuted or negotiations are conducted by the Corporation with reasonable diligence;

PROVIDED HOWEVER that nothing in this paragraph shall be construed as creating any agency, power of attorney or other authority in the Corporation to give any consent, approval or waiver on behalf of any Indemnified Person to bind any such person to any obligation or liability whatsoever.

7.	Amendments to Law. It is the intention of the Corporation to provide indemnification to its Directors and Officers to the fullest extent that a corporation is entitled to indemnify its directors and officers pursuant to the applicable law (including the applicable provisions of the Act). Subject to any provisions of the Act providing otherwise, any amendment, alteration or repeal of the Act that adversely affects any rights of the directors and officers shall be prospective only and shall not limit or eliminate any such rights with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

PROTECTION OF DIRECTORS AND OFFICERS

8.	Subject to the limitations or restrictions imposed by applicable law, no Director or Officer of the Corporation shall, while serving in that capacity, be liable to the Corporation for:

(a)	the acts, receipts, neglects or defaults of any other director or officer or employee; or

(b)	joining in any receipt or act for conformity; or

(c)	any loss, damage or expense happening to the Corporation through the insufficiency or deficiency of title to any property acquired by the Corporation or for or on behalf of the Corporation; or

(d)	the insufficiency or deficiency of any security in or upon which any of the monies of or belonging to the Corporation shall be placed out or invested; or

(e)	any loss or damage arising from the bankruptcy, insolvency or tortious act of any person, firm or corporation including any person, firm or corporation with whom or which any monies, securities or effects shall be lodged or deposited; or

(f)	any loss, conversion, misapplication or misappropriation of or any damage resulting from any dealings with any monies, securities or other assets belonging to the Corporation; or

(g)	any other loss, damage or misfortune whatever which may happen in the execution of the duties of his or her respective office of trust or in relation thereto.

GENERAL

9.	Supersede Any Previous Provisions. The terms of this by-law supersede and replace, in their entirety, all prior by-law provisions that deal with the Corporation indemnifying its directors, officers, employees, agents, or any other parties.

10.	Indemnification Not Exclusive. The indemnification, advancement of Expenses and any other entitlements provided herein shall not be deemed exclusive of any other rights to which a director or officer may be entitled, under any agreement, applicable law or otherwise.